EX-21 3 exhibit21subsidiaries.htm
EXHIBIT 21

Subsidiaries

Hartman Richardson Heights Properties LLC

Hartman Cooper Street Plaza LLC

Hartman Bent Tree Green LLC

Hartman Parkway LLC